Exhibit 99.3

Unaudited Pro Forma Consolidated and Combined Financial Statements

The Unaudited Pro Forma Consolidated and Combined Financial Statements, or the pro forma financial statements, combine the carve-out historical financial statements of the Azure Legacy System entities and assets (as defined below), the accounting predecessor of Marlin Midstream Partners, LP (the "Partnership”) and the historical consolidated and combined financial statements of the Partnership, the acquired entity, to illustrate the effect of the transactions described below.

Unless the context requires otherwise, for purposes of this pro forma presentation, all references to "we", "our", or "us" refer to the Partnership and its subsidiaries, including the Azure Legacy System, following the transactions described below. The pro forma financial statements were based on, and should be read in conjunction with, the:

•	accompanying notes to the Unaudited Pro Forma Consolidated and Combined Financial Statements;

•
financial statements of the Azure Legacy System (the “Legacy System”) and the Azure Legacy System Predecessor (the “Legacy System Predecessor”), a carve-out of Azure Midstream Holdings LLC and the Azure Midstream Holdings Predecessor, as of December 31, 2014 and 2013, and for the year ended December 31, 2014, the period from November 15, 2013 to December 31, 2013, the period from January 1, 2013 to November 14, 2013 and the year ended December 31, 2012, and the notes relating thereto, included elsewhere in this Form 8-K/A; and

•	consolidated financial statements of the Partnership for the year ended December 31, 2014 and the notes relating thereto, included in the Partnership’s 2014 Annual Report on Form 10-K.

The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (a) directly attributable to the transactions described below, (b) factually supportable and (c) with respect to the pro forma statements of operations, expected to have a continuing impact on the combined results. The Unaudited Pro Forma Consolidated and Combined Statements of Operations, or the pro forma statements of operations, for the year ending December 31, 2014, give effect to the transactions described below as if they occurred on January 1, 2014. The Unaudited Pro Forma Consolidated and Combined Balance Sheet, or the pro forma balance sheet, as of December 31, 2014, gives effect to the transactions described below as if they occurred on December 31, 2014.

The pro forma financial statements have been prepared under the rules and regulations of the Securities and Exchange Commission. The pro forma financial statements have been presented for informational purposes only and are based upon available information and assumptions that management believes are reasonable under the circumstances. These pro forma financial statements are not necessarily indicative of what the combined entity’s results of operations and financial position would have been had the transactions been completed on the dates indicated. We have incurred and expect to incur additional costs to integrate the Legacy System into the Partnership’s businesses. The pro forma financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. In addition, the pro forma financial statements do not purport to project the future results of operations or financial position of the combined entity.

Description of the Transactions

We are a Delaware limited partnership formed in April 2013 by NuDevco Partners, LLC and its affiliates ("NuDevco"). Our common units are listed on the New York Stock Exchange under the symbol “FISH”.

On February 27, 2015, we consummated a Transaction Agreement (the “Transaction Agreement”) by and among us, Azure Midstream Energy LLC, a Delaware limited liability company that is wholly owned by Azure Midstream Holdings LLC (collectively “Azure”), Marlin Midstream GP, LLC (the “General Partner”), NuDevco and Marlin IDR Holdings (“IDRH”).

The consummation of the Transaction Agreement resulted in the contribution of the Legacy System to us from Azure and Azure receiving $92.5 million in cash and acquiring 100% of the equity interests in our General Partner and 90% of our IDR Units, as defined below.

The Transaction Agreement occurred in the following steps:

•
we (i) amended and restated our partnership agreement to reflect the unitization of all of our incentive distribution rights (as unitized, the “IDR Units”) and (ii) recapitalize the incentive distribution rights owned by IDRH into 100 IDR Units.

•	we redeemed 90 IDR Units held by IDRH in exchange for a payment by us of $63.0 million to IDRH (the “Redemption”).

•
Azure contributed the Legacy System to us through the contribution, indirectly or directly, of (i) all of the outstanding general and limited partner interests in Talco Midstream Assets, Ltd., a Texas limited liability company and subsidiary of Azure (“Talco”), and (ii) certain assets (the “TGG Assets”) owned by TGG Pipeline, Ltd., a Texas limited liability company and subsidiary of Azure (“TGG”), in exchange for aggregate consideration of $162.5 million, which was paid to Azure in the form of a cash payment of $99.5 million and in the form of the issuance of 90 IDR Units (the foregoing transaction, collectively, the “Contribution”).

•
Azure purchased from NuDevco (i) all of the outstanding membership interests in the General Partner for $7.0 million (the “GP Purchase,”) and (ii) an option to acquire up to 20% of each of our common units and subordinated units held by NuDevco as of the execution date of the Transaction Agreement (the “Option,” together with the Redemption, Contribution and GP Purchase, the “Transactions”).

Contemporaneously with the Transactions, we entered into a new senior secured revolving credit facility (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and SG Americas Securities, LLC (collectively, the “Lenders”). The Credit Agreement has a maturity date of February 27, 2018 and up to $250 million in commitments. We immediately borrowed $180.8 million under the Credit Agreement, of which $99.5 million was used in connection with the Contribution, $63.0 million was used in connection with the Redemption, $15 million was used to repay the outstanding balance as of February 27, 2015 under our existing senior secured revolving credit facility and $3.3 million was used to pay fees and expenses associated with the Credit Agreement. Associated Energy Services ("AES"), a wholly owned subsidiary of NuDevco and our affiliate, immediately pledged $15.0 million of the $63.0 million received as part of the Redemption as collateral for a letter of credit supporting our logistics segment's transloading services agreements.

As a result of the Transactions, Azure acquired a controlling financial interest in us through the GP Purchase. Azure is considered the accounting acquirer of the General Partner, and therefore will record its acquisition of the General Partner as a business combination within Azure’s consolidated financial statements. The Legacy System is deemed to be the accounting acquirer of the Partnership because its parent company, Azure, obtained control of the Partnership through the indirect control of the General Partner. Consequently, the Legacy System will become the predecessor of the Partnership for financial reporting purposes and the historical consolidated financial statements of the Partnership for the three years ended December 31, 2014 have been recast and now reflect those of the Legacy System, as the accounting acquirer. The Legacy System's assets and liabilities will retain their historical carrying values. Additionally, the Partnership's assets acquired and liabilities assumed by the Legacy System in the business combination will be recorded at their fair values measured as of the acquisition date. The results of the purchase price allocation of the Partnership utilized in these pro forma financial statements are preliminary, and pending completion and review by an external valuation expert within a one year measurement period. Any changes to these preliminary values will be retroactively adjusted using the acquisition method. The excess of the assumed purchase price of the Partnership, which has been determined using acceptable fair value methods and is partially based on the consideration Azure paid for the general partner interests and the IDR Units, over the estimated fair values of the Partnership's net assets acquired will be recorded as goodwill. Goodwill will be subject to annual impairment testing beginning in 2015.

Additionally, because the Legacy System is reflected at Azure’s historical cost, the difference between the $162.5 million in consideration paid by the Partnership and Azure's historical carrying values (net book value) at February 27, 2015 was recorded as an adjustment to partners’ capital.

Legacy System

The Legacy System consists of approximately 658 miles of high-and low-pressure gathering lines and serves approximately 100,000 dedicated acres within Harrison, Panola and Rusk counties in Texas and Caddo parish in Louisiana and currently serves the Cotton Valley formation, the Haynesville shale formation and the shallower producing sands in the Travis Peak formation. The Legacy System has access to seven major downstream markets, three third-party processing plants and the

Panola County processing plants. The combination of the Partnership's natural gas processing assets and the Legacy System's gathering assets creates a diverse platform of midstream services and establishes the Partnership as one of the largest gathering and processing systems in the Cotton Valley formation in east Texas and north Louisiana.

Marlin Midstream Partners, LP
Unaudited Pro Forma Consolidated and Combined Balance Sheets
As of December 31, 2014
(in thousands, except number of units)

	Legacy System	Marlin Midstream Partners, LP	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
Assets
Current Assets
Cash and cash equivalents	$—	$2,603	$(63,000)	(a)	$6,544
			(99,500)	(a)
			180,772	(b)
			(11,000)	(b)
			(3,331)	(b)
Accounts receivable, net	6,616	1,545	(6,616)	(h)	1,545
Accounts receivable - affiliates	76	3,963	(76)	(h)	3,963
Inventory	—	213	—		213
Prepaid Assets	17	456	(17)	(h)	456
Other current assets	—	285	(285)	(c)	—
Total current assets	6,709	9,065	(3,053)		12,721
Property, plant and equipment, net	215,636	162,158	25,342	(i)	403,136
Intangible assets, net	—	—	75,000	(i)	75,000
Goodwill	—	—	232,297	(i)	232,297
Other assets	4,392	615	3,331	(b)	3,546
			(4,190)	(c)
			(400)	(c)
			(202)	(h)
Total Assets	$226,737	$171,838	$328,125		$726,700

Liabilities, Partners' Capital and Parent Company Net Investment
Current Liabilities
Accounts payable	$948	$1,185	$(948)	(h)	$1,185
Accrued liabilities	4,215	2,370	1,480	(d)	3,850
			(4,215)	(h)
Accounts payable - affiliates	—	1,438	—		1,438
Current portion of long-term incentive plan payable - affiliates	—	547	—		547
Current portion of long-term debt allocated from the Azure credit agreement	7,102	—	(7,102)	(b)	—
Total current liabilities	12,265	5,540	(10,785)	(i)	7,020
Long-Term Liabilities
Long-term incentive plan payable - affiliates	—	469	—	(i)	469
Deferred income tax	—	399	—	(i)	399
Long-term debt	127,831	11,000	180,772	(b)	180,772
			(11,000)	(b)
			(127,831)	(b)
Total liabilities	140,096	17,408	31,156		188,660

Partners' Capital and Parent Company Net Investment
Common Units (8,979,248 issued and outstanding at December 31, 2014)	—	141,156	92,615	(e)	233,771
Subordinated units (8,724,545 issued and outstanding at December 31, 2014)	—	12,714	214,555	(e)	227,269
General partner units (357,935 issued and outstanding at December 31, 2014)	—	560	76,440	(e)	77,000
Parent company net investment	86,641	—	(86,641)	(f)	—
Total Partners' Capital and Parent Company Net Investment	86,641	154,430	296,969		538,040
Total Liabilities, Partners' Capital and Parent Company Net Investment	$226,737	$171,838	$328,125		$726,700

Marlin Midstream Partners, LP
Unaudited Pro Forma Consolidated and Combined Statement of Operations
For the Year Ended December 31, 2014
(in thousands, except per unit amounts)

	Legacy System	Marlin Midstream Partners, LP	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
Revenues:
Natural gas, NGLs and condensate revenue	$42,854	$13,569	$—		$56,423
Gathering, processing, transloading and other revenue	14,253	23,635	—		37,888
Gathering, processing, transloading and other revenues - affiliates	—	38,024	—		38,024
Total Revenues	57,107	75,228	—		132,335

Operating Expenses:
Cost of natural gas, NGLs and condensate revenue	30,642	4,790	—		35,432
Cost of natural gas, NGLs and condensate revenue - affiliates	—	12,558	—		12,558
Operation and maintenance	5,912	8,899	—		14,811
Operation and maintenance - affiliates	—	6,668	—		6,668
General and administrative	—	3,602	(620)	(d)	2,982
General and administrative - affiliates	4,444	5,067	—		9,511
Property tax expense	919	1,316	—		2,235
Depreciation and amortization expense	5,354	8,817	7,730	(i)	21,901
Loss (gain) on disposal of equipment	(13)	60	—		47
Asset impairments	228	—	—		228
Total operating expense	47,486	51,777	7,110		106,373
Operating Income	9,621	23,451	(7,110)		25,962
Interest expense, net of amounts capitalized	10,648	766	(10,648)	(g)	12,284
			11,518	(g)
Net income (loss) before tax	(1,027)	22,685	(7,980)		13,678
Income tax expense	163	553	—		716
Net income (loss)	$(1,190)	$22,132	$(7,980)		$12,962

Net Income
Less:
Allocation of East Texas New Mexico Dropdown net income prior to acquisition		(160)			(160)
General partner interest net income		(435)			(255)
Limited partner interest in net income		$21,537			$12,547

Net Income per limited partner common unit - basic		$1.23			$0.72
Net Income per limited subordinated unit - basic		$1.22			$0.71
Net Income per limited partner common unit - diluted		$1.21			$0.70
Net income per limited subordinated unit - diluted		$1.22			$0.71

Notes to the Unaudited Pro Forma Consolidated and Combined Financial Statements of
Marlin Midstream Partners, LP

(1) Basis of Presentation

The Unaudited Pro Forma Consolidated and Combined Financial Statements are based upon the historical carve-out financial statements of the Legacy System (as Predecessor) and the historical financial statements of the Partnership. The unaudited pro forma consolidated and combined financial statements present the impact of the Transactions, described above, on the Legacy System's historical results of operations and financial position, as if the Transactions occurred on January 1, 2014 and December 31, 2014, respectively.

(2) Pro Forma Adjustments

The following adjustments have been made to the unaudited pro forma consolidated and combined financial statements:

a.	To reflect the payment of $63.0 million to IDRH in connection with the Redemption and the payment of $99.5 million to Azure in connection with the Contribution.

b.
To reflect the gross proceeds of $180.8 million received from the Credit Agreement, the payment of $3.3 million of fees associated with the Credit Agreement (recorded within other long-term assets) and the payment of $11.0 million under the Partnership’s existing senior secured credit facility (recorded as a reduction to long-term debt). The Partnership’s long term debt outstanding as of the closing of the Transactions was $15.0 million, and, as described above, the Partnership repaid all amounts outstanding in connection with closing of the Transactions. However, for purposes of the pro forma balance sheet, the repayment has been assumed to be $11.0 million, which is the amount outstanding as of December 31, 2014. The $134.9 million of debt allocated to the Legacy System financial statements was not contributed to the Partnership and thus has been removed as a pro forma adjustment to partners’ capital.

c.
To reflect the adjustment to deferred financing costs for (i) the write-off of $0.3 million (included within other current assets) and $0.4 million (included within other non-current assets) of all previously recognized deferred financing costs associated with the Partnership’s existing senior secured credit facility as a result of the payment of all amounts outstanding described in (b) and (ii) the write-off of the Legacy System's deferred financing costs of $4.2 million as these assets were not contributed to the Partnership and thus has been removed as a pro forma adjustment to partners' capital.

d.
To reflect the adjustment for (i) an increase of an estimated $1.5 million in accrued liabilities for transaction costs consisting of advisory and other transaction-related costs and (ii) a decrease of $0.6 million in general and administrative expense to remove the portion of these transactions costs that were previously expensed during the year ended December 31, 2014. The Partnership estimates that it will incur $2.1 million in total transaction related expenses, and these transaction expenses are excluded from the pro forma statement of operations because they reflect non-recurring charges that are not expected to have a continuing impact on the combined results.

e.
To reflect the net adjustment for a (i) $75.9 million decrease to partners’ capital for the amount the consideration paid for the Legacy System is over the net book value of Azure’s historical cost of the Legacy System’s net assets and liabilities as of December 31, 2014, (ii) $134.9 million increase to partners’ capital for the amount of debt that was allocated to the Legacy System that has not been contributed to the Partnership, (iii) $1.5 million decrease to partners’ capital for the estimated transaction costs, (iv) $4.2 million decrease to partners’ capital for the write-off of deferred financing costs allocated to the Legacy System and not contributed to the Partnership (v) $1.7 million decrease to partners’ capital for the net adjustment to the Legacy System accounts receivable, accounts payable and accrued liabilities not contributed to the Partnership, (vi) $0.7 million decrease to partners’ capital for the write-off of deferred financing costs associated with the Partnership’s existing senior secured facility and (vii) the net adjustment to partners' capital as a result of the purchase price adjustments discussed within (i). The net adjustment that has been allocated to the general partner reflects the consideration paid by Azure for the General Partner and the IDR Units, and the remainder of the net adjustment has been allocated to the common and subordinated units based on their pro rata limited partner interests.

f.	To reflect the net adjustment to the parent company net investment of the Legacy System as this amount is eliminated in connection with the Transactions.

g.
To reflect the net adjustment to interest expense for the changes in outstanding debt, interest rates, deferred financing cost amortization and commitment fees associated with the Credit Agreement. Such amount was determined utilizing an interest rate of approximately 4.75% and the outstanding borrowings of $180.8 million during the period plus estimated deferred financing cost amortization of $1.1 million plus estimated commitment fees of $2.6 million.

h.	To reflect the adjustment to the Legacy System accounts receivable, accounts payable and accrued liabilities for amounts not contributed to the Partnership.

i.
Adjustments to reflect the business combination under the acquisition method of accounting and to reflect the Partnership's assets and liabilities at their estimated fair values. Under the acquisition method of accounting, the tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the assumed purchase price over the preliminary estimated fair values of the net assets acquired is recorded as goodwill. The estimated fair values and asset useful lives are based on management's preliminary estimates and are subject to adjustment based upon final analysis and review by our valuation advisors.

The preliminary assumed purchase price and fair value of Marlin Midstream Partners, LP has been determined by using a combination of an income, market and cost valuation methodology, and considered the evaluation of comparable company transactions, the Partnership's discounted future cash flows, the fair value of the Partnership's common units as of the closing of the Transactions and the consideration paid by Azure for the general partner interests and IDR Units.

The following table summarizes the preliminary estimate of the assumed purchase price and fair value and its allocation to the assets acquired and liabilities assumed (in thousands):

Total assumed purchase price and fair value of Marlin Midstream Partners, LP	$490,000

The preliminary allocation of the purchase price is as follows (in thousands):

Purchase price allocation to Marlin Midstream Partners, LP
Marlin Midstream Partners, LP fair values:
Current Assets	$9,065
Property, plant and equipment, net	187,500
Intangible assets, net	75,000
Goodwill	232,297
Other long-term assets	3,546
Other current liabilities	(5,540)
Long-term incentive plan payable - affiliates	(469)
Deferred Income taxes	(399)
Long-term debt	(11,000)
Total assumed consideration and fair value of Marlin Midstream Partners, LP	$490,000

j.
Adjustments to depreciation and amortization resulting from the effects of the purchase accounting adjustments described in (i) above and the effects of adjusting the useful lives used to calculate depreciation and amortization. The adjusted estimated useful lives correspond to the expected lives used to determine the fair value of the property, plant and equipment and related identifiable intangible assets. The depreciable useful lives for pro forma purposes are based on a preliminary valuation. Expected useful lives and amortization periods related to depreciation and amortization in the pro forma adjustments are as follows:

Useful Lives
Tangible Assets:
Gas processing plants	20
Gathering pipelines and related equipment	45
Information technology and other	5 - 15
Office Building	30
Autos	5

The pro forma adjustments increased historical depreciation and amortization expense by $7.7 million for the year ended December 31, 2014, of which $7.5 million is associated with the customer relationship intangible assets that resulted from the purchase accounting adjustments described in (i) above and $0.2 million is associated with the adjustment to the tangible assets.

(3) Pro Forma Net Income Per Limited Common and General Partner Unit

Net income is allocated to the general partner and the limited partners in accordance with their respective ownership percentages, and when applicable, giving effect to IDRs. Basic and diluted net income per unit is calculated by dividing the partners’ interest in net income by the weighted average number of units outstanding during the period.

Earnings per unit has been computed using the two-class method. The two-class method requires that securities that meet the definition of a participating security be considered for inclusion in the computation of basic earnings per unit. Under the two-class method, earnings per unit is calculated as if all of the earnings for the period were distributed under the terms of our agreement, regardless of whether the general partner has discretion over the amount of distributions to be made in any particular period, whether those earnings would actually be distributed during a particular period from an economic or practical perspective, or whether the general partner has other legal or contractual limitations on its ability to pay distributions that would prevent it from distributing all of the earnings for a particular period.